Exhibit 99.1

Audentes Therapeutics Reports First Quarter 2018 Financial Results and Provides Corporate Update

-	Completed dosing of three additional patients as an expansion of the first dose cohort of ASPIRO, the Phase 1/2 clinical study of AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM)

-	Plan to report additional interim data from ASPIRO during an oral presentation at the 21st Annual Meeting of the American Society of Gene and Cell Therapies (ASGCT) on May 16, 2018

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Initial proof of concept established with twelve-week data from the first subject enrolled in VALENS, the Phase 1/2 clinical study of AT342 for the treatment of Crigler-Najjar Syndrome; plan to escalate to higher dose and enroll the next patient in the coming weeks

San Francisco, Calif., May 9, 2018 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing innovative gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the first quarter ended March 31, 2018 and provided an update on the company’s recent achievements and anticipated upcoming milestones.

“During the first quarter of 2018 we continued to make excellent progress across our product portfolio,” stated Matthew R. Patterson, Chief Executive Officer of Audentes.  “In particular, we are excited by the positive preliminary results we have observed in our XLMTM program and we look forward to reporting additional interim data from the first dose cohort of ASPIRO patients at the upcoming ASGCT annual meeting.  We are also pleased by the preliminary data from the first patient treated in our Crigler-Najjar program, which demonstrated an encouraging early safety profile and initial proof-of-concept for efficacy.  We look forward to treating our next patient at a higher dose in the coming weeks.”

Mr. Patterson continued, “Finally, we are excited by the growing momentum behind our product candidate AT982, which we believe offers a best-in-class approach for the treatment of Pompe disease.  Based on recent discussions with regulatory authorities, we have expanded our clinical vision and plan to conduct two separate Phase 1/2 clinical studies for the infantile and late onset Pompe disease patient populations in parallel.  As such, we have expanded the scope of our IND-enabling preclinical program, and now plan to include both studies in the initial IND filing targeted for the fourth quarter of 2018, which will support the initiation of the studies in the first half of 2019.”

Recent Achievements & Upcoming Key Events

•	AT132 for XLMTM:
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Completed dosing of three additional patients (cohort 1 expansion) in the 1x10[14] vg/kg cohort of ASPIRO, bringing the total number of patients enrolled to date to seven (six AT132-treated and one delayed-treatment control).  No significant treatment-related safety signals have been identified to date in cohort 1 expansion patients.

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Plan to report additional interim data during an oral presentation at ASGCT on May 16, 2018.  Presentation to include up to 24-week data for the first four subjects enrolled and up to 4-week data in the cohort 1 expansion patients.

-	Plan to report six-month biopsy data from the first three patients dosed and announce plans with regard to dose escalation in the third quarter of 2018

•	AT342 for Crigler-Najjar Syndrome:
-	Initial proof of concept established based on 12-week data from first patient enrolled in VALENS study, a 12-year-old male, at a dose of 1.5x10[12] vg/kg
-	AT342 has been well-tolerated with no significant treatment-related safety signals to date
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Treatment resulted in a rapid decline in total bilirubin levels from approximately 11 mg/dL at baseline to 4 mg/dL at week 2 post-dosing, with a gradual return to baseline by week 12.  A similar efficacy result was observed with low doses of AT342 in a dose ranging study in the mouse model of Crigler Najjar, while higher doses demonstrated durable bilirubin reduction.

-	Plan to dose escalate to the 6 x10[12] vg/kg and enroll the next patient in VALENS in the coming weeks
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Plan to report interim 12-week data in the first patient dosed in VALENS at the 51st Annual Congress of the European Society for Paediatric Gastroenterology, Hepatology and Nutrition (ESPGHAN) on May 10, 2018 and at ASGCT on May 17, 2018

-	Plan to report the next interim data update from VALENS in the second half of 2018

•	AT982 for Pompe Disease:
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Announced selection of the clinical development candidate, AT982, a novel AAV8 vector designed to express GAA in tissues relevant to Pompe disease, including skeletal muscle, the heart and the nervous system, and in the liver to reduce immunogenicity, thereby addressing the key limitations of existing enzyme replacement therapy for Pompe disease

-	Plan to present additional data from AT982 in a Pompe mouse model at ASGCT on May 16, 2018
-	Plan to expand the preclinical program to support the filing of an IND to study AT982 in both infantile and late onset Pompe disease patients
-	Plan to file the IND in the fourth quarter of 2018 and initiate both Phase 1/2 clinical studies in the first half of 2019

•	AT307 for CASQ2-CPVT:
-	IND has been submitted. FDA has completed its initial review and provided a short list of questions to be addressed prior to the IND becoming active. We expect to submit responses in the coming weeks.
-	Received Fast Track designation from the FDA
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Continuing patient identification activities to better characterize CASQ2-CPVT prevalence.  Results from these efforts will inform clinical plans as they relate to the timing of a potential Phase 1/2 study.

•	Key Corporate Milestones:
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In January 2018, Audentes strengthened its balance sheet with the completion of a follow-on financing, issuing 6,612,500 shares of common stock at an offering price of $35.00 per share, resulting in net proceeds of approximately $217.2 million after the deduction of underwriting discounts, commissions and offering expenses

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Announced the promotion of Natalie Holles to President and Chief Operating Officer.  In this new role, Ms. Holles will oversee the day-to-day operations of the company, including research, development, manufacturing, program management and corporate development.

First Quarter 2018 Financial Results

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Cash Position: At March 31, 2018, Audentes had cash, cash equivalents, and short-term investments of $326.1 million.  Current cash, cash equivalents and short-term investments are planned to fund operations into the second half of 2020.

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Research and Development Expenses: Research and development expenses were $19.9 million for the first quarter of 2018 compared to $14.6 million for the same period in 2017, an increase of $5.3 million. The increase in research and development expenses was primarily attributable to an increase in development costs related to our AT982 program, increased headcount and related facility costs, increased internal manufacturing costs and higher stock compensation expense, and is partially offset by a decrease in the estimated fair value of the contingent liability associated with the 2015 acquisition of Cardiogen Sciences, resulting in a $2.3 million reduction in research and development expense during the first quarter of 2018.  Research and Development expenses included $2.1 million of non-cash stock-based compensation expense.

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General and Administrative Expenses: General and administrative expenses were $6.5 million for the first quarter of 2018 compared to $3.6 million for the same period in 2017, an increase of $2.9 million. The increase in general and administrative expenses was primarily attributable to increased headcount and related facility costs, increased professional service fees, higher stock compensation expense and higher costs driven by continued public company regulatory compliance initiatives.  General and administrative expense includes $1.3 million of non-cash stock-based compensation expense.

•	Net Loss: Net loss was $25.6 million for the first quarter of 2018 compared to $18.1 million for the same period in 2017.

Conference Call

At 4:30 p.m. Eastern Time today, Audentes management will host a conference call and a simultaneous webcast to discuss its first quarter 2018 financial results and provide a corporate update. To access a live webcast of the conference call, please visit the Events & Presentations page within the Investors + Media section of the Audentes website at www.audentestx.com.  Alternatively, please call 1-833-659-8620 (U.S.) or 1-409-767-9247 (international) and dial the conference ID 9789828 to access the call.

A replay of the webcast will be available on the Audentes website for approximately 30 days.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing innovative gene therapy products for patients living with serious, life-threatening rare diseases.  We are currently conducting Phase 1/2 clinical studies of our lead product candidates AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM) and AT342 for the treatment of Crigler-Najjar Syndrome.  We have two additional product candidates in development, including AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: anticipated clinical milestones, the timing and nature of clinical development activities, the timing of the release of data from ongoing clinical trials, the timing of regulatory filings, the expected benefits of the company’s product candidates and the use and adequacy of cash reserves.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, fund development activities and achieve development goals, establish and scale-up manufacturing processes that comply with regulatory requirements, protect intellectual property and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands, except share and per share data)

	Three months ended March 31,
	2018	2017
	Unaudited

Operating expenses:
Research and development	$19,891	$14,587
General and administrative	6,519	3,658
Total operating expenses	26,410	18,245
Loss from operations	(26,410)	(18,245)
Interest income, net	859	147
Other expense, net	(20)	(17)
Net loss	$(25,571)	$(18,115)

Net loss per share, basic and diluted	$(0.74)	$(0.83)
Shares used in computing net loss per share, basic and diluted	34,582,071	21,755,134

Selected Balance Sheet Information:

(amounts in thousands)

	March 31,	December 31,
	2018	2017
	Unaudited

Cash, cash equivalents and short-term investments	$326,128	$133,605
Total assets	$373,089	$178,662
Total liabilities	$20,647	$22,064
Total stockholders' equity	$352,442	$156,598

Audentes Contacts:

Investor Contact:

Andrew Chang

415.818.1033

achang@audentestx.com

Media Contact:

Paul Laland

415.519.6610

plaland@audentestx.com